Exhibit 99.1

2780 Waterfront Pkwy. E. Dr. Suite 200 Indianapolis, IN 46214
Phone: 317-328-5660 Fax: 317-328-5668 Sales: 1-800-437-3188 www.calumetspecialty.com

Investor/Media Inquiry Contact: Alpha IR Group, Chris Hodges or Joe Caminiti
Phone: 312-445-2870, CLMT@alpha-ir.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces the Addition of Paul C. Raymond to Board of Directors

New board member brings over three decades of specialty chemicals experience

INDIANAPOLIS — (PR NEWSWIRE) — November 9, 2020 — Calumet Specialty Products Partners, L.P. ("Calumet," the "Partnership" or the "Company") (NASDAQ: CLMT), a leading independent producer of specialty hydrocarbon and fuels products, today announced Paul C. Raymond III was appointed to the Board of Directors of Calumet’s general partner, Calumet GP, LLC on November 3, 2020.

Mr. Raymond joins Calumet’s Board of Directors, having served in numerous senior executive leadership roles during a long career in specialty chemicals businesses. Mr. Raymond currently serves as Chief Executive Officer of Monument Chemical, Inc., a specialty chemical company owned in part by The Heritage Group. Prior to Monument, Mr. Raymond served as President and Chief Executive Officer of Sonneborn, LLC, a specialty hydrocarbon and high purity white oils manufacturer, from 2012 until its acquisition by HollyFrontier Corp in 2019. Prior to Sonneborn, Mr. Raymond served as President of Ashland Water Technologies, a $1.9 billion global leader in specialty chemical solutions and services to water-intensive industries.

“We are very excited to welcome Paul to the Partnership and look forward to the contributions that he’ll bring to Calumet and its future”, said Steve Mawer, CEO of Calumet Specialty Products. “Paul brings over three decades of experience in specialty chemicals, and his addition as a director will further support our Specialty-focused strategy. We believe that Paul’s deep specialty chemicals knowledge, strategic insights, and his impressive track record leading and growing similar businesses make him a terrific asset for Calumet.”

The Board of Directors of Calumet GP, LLC is currently comprised of eight members. Mr. Raymond joins as the ninth Director.

Mr. Raymond holds a Bachelor of Science degree in Chemical Engineering from Rice University and earned his Ph.D. in Chemical Engineering from the University of Texas at Austin.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel.

Calumet is based in Indianapolis, Indiana, and operates nine manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com